DEBT SETTLEMENT AGREEMENT

This Agreement is Made as of the 10th day of July 2013

BETWEEN:

OWLHEAD MINERALS CORP. of 250 H Street, No. 123
Blaine, WA 98230;
(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

AE FINANCIAL MANAGEMENT LTD.
A company incorporated in the Province of British Columbia with its address at The Ritz RPO, #17523, Vancouver, BC V6E 0B2 and owned as to 100% by Edward Low, an officer and director of Owlhead Minerals Corp.
(hereinafter referred to as the “Creditor”)

OF THE SECOND PART

WHEREAS the Company is indebted to the Creditor in the approximate amount of $138,500 (the “debt”) for services rendered to the Company since February 2007;

AND WHEREAS the Company considers it both appropriate and necessary to issue shares of the Company in satisfaction of the debt and the Creditor is willing to accept shares of the company in full satisfaction of the debt.

NOW THEREFORE THIS AGREEMENT WITNESSETH that subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.   The Company hereby agrees to issue to the Creditor and the Creditor hereby agrees to accept 554,000 fully paid and non-assessable common shares in the capital stock of the Company (the “Shares”) at a deemed price of $0.25 per share in full settlement of the Debt and any other monies owed to the Creditor, including without limitation, any interest. The Shares and the Certificates representing the Shares shall be issued by the Company to the Creditor within 60 business days of this Agreement being signed.

2.   If the issued and outstanding common shares in the capital stock of the Company are at any time changed by subdivision, consolidation, redivision, reduction in the capital, reclassification or recapitalization (such changes herein collectively called the “Capital Alterations”), prior to the shares being issued, the shares shall be adjusted as follows:

(a)	the number and class of shares in respect of which the Shares are granted shall be adjusted in such manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares; and

(b)	the settlement price of $0.25 per Share in respect of the Debt shall be increased or decreased proportionately, as the case may require, so that upon the issuance of the Shares the same proportionate shareholdings in settlement of the Debt may be acquired after such Capital Alterations as would have been acquired before the Capital Alterations.

3.   The Creditor represents and warrants that it has not assigned the Debt, in whole or in part, to any other party and that it is not settling the Debt for the Shares as a result of any information about the material affairs of the Company that is not generally known to the public.

4.   This Agreement constitutes the entire Agreement and supersedes any previous understandings, communications, representations and agreements, whether written or oral.

5.   This Agreement shall enure to the benefit of and be binding upon the parties hereto, their and each of their heirs, executors, administrators, successors and permitted assigns.

6.   The Company represents and warrants that it will use its best efforts to deliver the agreed shares to the Creditor, in full satisfaction of the terms of this agreement, on or before September 10, 2013.

7.   This Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have hereto executed this Agreement as of the day and the year first above mentioned.

AE FINANCIAL MANAGEMENT LTD.

/s/ Edward Low
Signature of creditor or if the creditor is a Company, signature of authorized signatory

OWLHEAD MINERALS CORP.

/s/ Geoff Armstrong
President and Director, Geoff Armstrong on behalf of the Company